EXHIBIT 10.40
BRADY CORPORATION
PERFORMANCE STOCK OPTION
Upon management’s recommendation, the Compensation Committee (the “Committee”) of the Brady Corporation Board of Directors has awarded to                                          (“Employee”) a non-qualified performance stock option (the “Option”) effective                      X, 20XX, pursuant to the terms of the Brady Corporation 2012 Omnibus Incentive Stock Plan (the “Plan”).
1.	Number of Shares Optioned; Option Price
The Corporation grants to the Employee the right and option to purchase, on the terms and conditions hereof, all or any part of an aggregate of XXXX (X,XXX) shares of the presently authorized Class A Common Stock of the Corporation (the “Option Shares”), $.01 par value, whether unissued or issued and reacquired by the Corporation, at the price of $XX.XX per share (the “Option Price”). Vesting of the Option Shares shall be based upon the Company’s annual year-over-year growth in earnings per share (“EPS”) for fiscal 2012, 2013 and 2014. For this purpose EPS shall be determined using the Corporation’s diluted earnings per share for its Class A common stock.
2.	Conditions of Exercise of Options During Employee’s Lifetime; Vesting of Option
Except as provided in this paragraph and in paragraph 3, this Option may not be exercised (a) unless Employee is, at the date of the exercise, in the employ of the Corporation or a Subsidiary, and (b) the performance conditions provided below have been met; provided, however, that in no event shall this Option be exercisable for any shares after the expiration date provided in paragraph 7.
Vesting of the Option Shares shall be determined as follows, with the vesting date in each situation being the date the Audit Committee accepts the results of the fiscal year audit.
Year 1 (2012 Option Shares)
Quantity: 1/3 of Option Shares (the “2012 Option Shares”)
Performance Criteria: The 2012 Option Shares will vest if the EPS for fiscal 2012 exceed the EPS for fiscal 2011 by 15% or more. If the 2012 Option Shares do not become vested because the EPS for 2012 does not exceed the EPS for 2011 by at least 15%, the 2012 Option Shares will become vested if the Compound Annual Growth Rate (“CAGR”) of the Corporation’s EPS since fiscal year 2011, for fiscal 2013 or fiscal 2014 is 15% or more.

Year 2 (2013 Option Shares)
Quantity: 1/3 of Option Shares (the “2013 Option Shares”)
Performance Criteria: The 2013 Option Shares will vest if the EPS for fiscal 2013 exceed the EPS for fiscal 2012 by 15% or more. If the 2013 Option Shares do not become vested because the EPS for 2013 do not exceed the EPS for 2012 by at least 15%, the 2013 Option Shares will become vested if the CAGR for 2013 or 2014 as compared to the base year of 2011 is 15% or more.
Year 3 (2014 Option Shares)
Quantity: 1/3 of Option Shares (the “2014 Option Shares”)
Performance Criteria: The 2014 Option Shares will vest if the EPS for fiscal 2014 exceed the EPS for fiscal 2013 by 15% or more. If the 2014 Option Shares do not become vested because the EPS for 2014 do not exceed the EPS for 2013 by at least 15%, the 2014 Option Shares will become vested if the CAGR for 2014 as compared to the base year of 2011 is 15% or more.
For example in the event of the following distributions the Option Shares would vest:

	YOY EPS Growth	CAGR	1st Vesting Opportunity	2nd Vesting Opportunity

Year 1:	10%		No	Yes (after year three)

Year 2:	16%	13%	Yes	N/A

Year 3:	30%	18%	Yes	N/A

	YOY EPS Growth	CAGR	1st Vesting Opportunity	2nd Vesting Opportunity

Year 1:	30%		Yes	N/A

Year 2:	15%	22%	Yes	N/A

Year 3:	3%	15%	No	Yes
If Employee shall cease to be employed by the Corporation or a Subsidiary for any reason other than as provided in paragraph 3, Employee may, at any time within 90 days of such termination, but in no event later than the date of expiration of this Option, exercise this Option to the extent Employee was entitled to do so on the date of such termination. However, if Employee was dismissed for cause, of which the Compensation Committee of the Board of Directors of the Corporation shall be the sole judge, this Option shall forthwith expire. This Agreement does not confer upon Employee any right of continuation of employment by the Corporation or a Subsidiary, nor does it impair any right the Corporation or any Subsidiary may have to terminate the Employee’s employment at any time.

3.	Termination of Employment
Notwithstanding the provisions of paragraph 2 hereof, other than in the event of a termination for cause, if the Employee:
(a)
is terminated by the death of the Employee, any unexercised, unexpired Stock Options granted hereunder to the Employee shall be 100% vested and fully exercisable, in whole or in part, at any time within one year after the date of death, by the Employee’s personal representative or by the person to whom the Stock Options are transferred under the Employee’s last will and testament or the applicable laws of descent and distribution;

(b)
dies within 90 days after termination of employment by the Corporation or its Affiliates, other than for cause, any unexercised, unexpired Stock Options granted hereunder to the Employee and exercisable as of the date of such termination of employment shall be exercisable, in whole or in part, at any time within one year after the date of death, by the Employee’s personal representative or by the person to whom the Stock Options are transferred under the Employee’s last will and testament or the applicable laws of descent and distribution;

(c)
is terminated as a result of the disability of the Employee (a disability means that the Employee is disabled as a result of sickness or injury, such that he or she is unable to satisfactorily perform the material duties of Employee’s job, as determined by the Board of Directors, on the basis of medical evidence satisfactory to it), any unexercised, unexpired Stock Options granted hereunder to the Employee shall become 100% vested and fully exercisable, in whole or in part, at any time within one year after the date of disability;

(d)
is terminated as a result of the Employee’s retirement (after age 55 with ten years of employment with the Corporation or a Subsidiary or after age 65), any unexercised, unexpired Stock Options granted hereunder to the Employee shall continue to vest as provided in paragraph 2 hereof and any option that is or becomes vested may be exercised in whole or in part prior to the expiration date of such option.

4.	Deferral of Exercise
Although the Corporation intends to exert its best efforts so that the shares purchasable upon the exercise of this Option will be registered under, or exempt from, the registration requirements of, the Securities Act of 1933 (the “Act”) and any applicable state securities law at the time or times this Option (or any portion of this Option) first becomes exercisable, if the exercise of this Option would otherwise result in a violation by the Corporation of any provision of the Act or of any state securities law, the Corporation may require that such exercise be deferred until the Corporation has taken appropriate action to avoid any such violation.

5.	Method of Exercising Option
This Option shall be exercised by delivering to the Corporation, at the office of its Treasurer, a written notice of the number of shares with respect to which this Option is at the time being exercised and by paying the Corporation in full the Option Price of the shares being acquired at the time.
6.	Method of Payment
Payment shall be made either (i) in cash; (ii) by delivering shares of the Corporation’s Class A Common Stock which have been beneficially owned by the Employee, the spouse of the Employee, or both of them, for a period of at least six months prior to the time of exercise (“Delivered Stock”); (iii) by surrendering to the Corporation shares of Class A Common Stock otherwise receivable upon exercise of the Option (a “Net Exercise”); or (iv) any combination of the foregoing. Payment in the form of Delivered Stock shall be in the amount of the Fair Market Value of the stock at the date of exercise, determined in accordance with paragraph 9.
7.	Expiration Date
This Option shall expire ten years after the date on which this Option was granted.
8.	Withholding Taxes
The Corporation may require, as a condition to the exercise of this Option, that the Employee concurrently pay to the Corporation any taxes which the Corporation is required to withhold by reason of such exercise. In lieu of part or all of any such payment, the Employee may elect, subject to such rules and regulations as the Committee may adopt from time to time, to have the Corporation withhold from the shares to be issued upon exercise that number of shares having a Fair Market Value, determined in accordance with paragraph 9, equal to the amount which the Corporation is required to withhold.
9.	Method of Valuation of Stock
The “Fair Market Value” of the Class A Common Stock of the Corporation on any date shall mean, if the stock is then listed and traded on a registered national securities exchange, or is quoted in the NASDAQ National Market System, the average of the high and low sales price recorded in composite transactions for such date (rounding up to the nearest cent) or, if such date is not a business day or if no sales of shares shall have been reported with respect to such date, the next preceding business date with respect to which sales were reported. In the absence of reported sales or if the stock is not so listed or quoted, but is traded in the over-the-counter market, Fair Market Value shall be the average of the closing bid and asked prices for such shares on the relevant date (rounding up to the nearest cent.

10.	No Rights in Shares Until Certificates Issued
Neither the Employee nor his heirs nor his personal representative shall have any of the rights or privileges of a stockholder of the Corporation in respect of any of the shares issuable upon the exercise of the Option herein granted, unless and until certificates representing such shares shall have been issued or shares in book entry form shall have been recorded in the records of the Corporation’s transfer agent.
11.	Option Not Transferable
No portion of the Option granted hereunder shall be transferable or assignable (or made subject to any pledge, lien, obligation or liability of an Employee) except (a) by last will and testament or the laws of descent and distribution (and upon a transfer or assignment pursuant to an Employee’s last will and testament or the laws of descent and distribution, any Option must be transferred in accordance therewith); (b) during the Employee’s lifetime, nonqualified stock Options may be transferred by an Employee to the Employee’s spouse, children or grandchildren or to a trust for the benefit of such spouse, children or grandchildren, provided that the terms of any such transfer prohibit the resale of shares acquired upon exercise of the option at a time during which the transferor would not be permitted to sell such shares under the Corporation’s policy on trading by insiders and are subject to the provisions of paragraph 9.
12.	Prohibition Against Pledge, Attachment, Etc.
Except as otherwise herein provided, the Option herein granted and the rights and privileges pertaining thereto shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.
13.	Changes in Stock
In the event there are any changes in the Class A Common Stock of the Corporation through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares, rights offering or any other change affecting the Class A Common Stock of the Corporation, appropriate changes will be made by the Compensation Committee in the aggregate number of shares and the purchase price and kind of shares subject to this Option, to prevent substantial dilution or enlargement of the rights granted to or available for Employee.

14.	Dissolution or Merger
Anything contained herein to the contrary notwithstanding upon the dissolution or liquidation of the Corporation, or upon any merger in which the Corporation is not the surviving corporation, at any time prior to the expiration date of the termination of this Option, the Employee shall have the right within sixty (60) days prior to the effective date of such dissolution, liquidation or merger, to surrender all or any unexercised portion of this Option to the Corporation for cash, subject to the discretion of the Compensation Committee as to the exact timing of said surrender. Notwithstanding the foregoing, however, in the event Employee has retired or died, Employee’s right to surrender all or any unexercised portion of this Option under this paragraph shall be available only to the extent at the time of any such surrender, Employee would have been entitled to exercise this Option under paragraphs 2 or 3 hereof, as the case may be. The amount of cash to be paid to Employee for the portion of this Option so surrendered, shall be equal to the number of shares of Class A Common Stock subject to the surrendered Option multiplied by the difference between the Option Price per share, as described in paragraph 1 hereof, and the Fair Market Value per share, determined in accordance with paragraph 9 hereof, as of the time of surrender.
15.	Notices
Any notice to be given to the Corporation under the terms of this Agreement shall be addressed to the Corporation in care of its Chief Financial Officer, and any notice to be given to the Employee may be addressed at the address as it appears on the Corporation’s records, or at such other address as either party may hereafter designate in writing to the other. Except as provided in paragraph 5 hereof, any such notice shall be deemed to have been duly given, if and when enclosed in a properly sealed envelope addressed as aforesaid, and deposited, postage prepaid, in the United States mail.
16.	Provisions of Plan and Corporate Records Controlling
This Option is subject in all respects to the provisions of the Plan. In the event of any conflict between any provisions of this Option and the provisions of the Plan, the provisions of the Plan shall control, except to the extent that the Plan permits the Committee to modify the terms of an Option grant and has done so herein. Terms defined in the Plan where used herein shall have the meanings as so defined. Employee acknowledges receipt of a copy of the Plan. The Corporation’s records shall be the official record of the Option grant described herein and , in the event of any conflict between this description and the Corporation’s records, the Corporation’s records shall control.
17.	Wisconsin Contract
This Option has been granted in Wisconsin and shall be construed under the laws of that state.